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                                                                      EXHIBIT 24


NEWS RELEASE


Contact:         Robert M. Burton
                 Director of Corporate Communications
                 (513) 527-7471


FOR IMMEDIATE RELEASE

U.S. SHOE ANNOUNCES EXTENSION OF DISTRIBUTION DATE UNDER ITS RIGHTS AGREEMENT TO APRIL 13, 1995


         CINCINNATI, OHIO, March 31, 1995 - The United States Shoe Corporation (NYSE: USR) announced today that the Distribution Date under its Rights Agreement has been further extended until midnight, New York City time, on Thursday, April 13, 1995, or such later date as the Board of Directors may determine.

U.S. Shoe is a specialty retailer of women's apparel, optical products and footwear, operating 2,349 retail outlets and leased departments in the United States and abroad.